As filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-209833

PROSPECTUS SUPPLEMENT

(To prospectus dated May 9, 2016, as supplemented

by prospectus supplement dated May 10, 2016 and

the prospectus supplement dated September 20, 2017 )

ReWalk Robotics Ltd. Up to $6,031,417 Ordinary Shares

This prospectus supplement amends and supplements the information in the base prospectus, dated May 9, 2016 (the “Base Prospectus”), to the registration statement on Form S-3 (File No. 333-209833) (the “Form S-3”), the original prospectus supplement dated May 10, 2016 (the “ATM Prospectus Supplement”), and the subsequent prospectus supplement dated September 20, 2017 of ReWalk Robotics Ltd. (“we” or the “Company”). This prospectus supplement should be read in conjunction with and is qualified in its entirety by reference to the Base Prospectus and the ATM Prospectus Supplement, as further supplemented, except to the extent that the information herein amends or supersedes the information contained therein. This prospectus supplement is not complete without and may only be delivered or utilized in connection with the Base Prospectus, the ATM Prospectus Supplement, as further supplemented, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement on May 10, 2016 to register the offer and sale of our ordinary shares, par value NIS 0.01 per share, from time to time under the terms of an equity distribution agreement, dated May 10, 2016, that we entered into with Piper Jaffray & Co. (“Piper Jaffray”) as our sales agent. In accordance with the terms of the equity distribution agreement (without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3), we may offer and sell ordinary shares having an aggregate offering price of up to $25,000,000 from time to time through Piper Jaffray acting as our agent in sales deemed to be “at-the-market” equity offerings (including sales made directly on or through the Nasdaq Capital Market, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law, including in privately negotiated transactions) (the “ATM Program”). On February 17, 2017, the Base Prospectus became subject to the offering limits of General Instruction I.B.6 of Form S-3, restricting the amount of securities we could offer and sell under our Form S-3 in any rolling 12-month period to one-third of our aggregate market value of our ordinary shares held by non-affiliates, or our public float. We disclosed the size of this one-third limitation for purposes of the ATM Program in the September 20, 2017 prospectus supplement.

The purpose of this prospectus supplement is to suspend our continuous offering under the ATM Program and, in light of that suspension, to disclose the reduced size of any offering under the Base Prospectus in a 12-month period, as limited by General Instruction I.B.6 to Form S-3. This size may later change to the extent that our public float changes or we sell additional securities under the Base Prospectus.

As of the date hereof, the aggregate market value of our public float is $22,154,318. This is based on a total of 73,193,544 ordinary shares outstanding as of the date hereof, of which 65,935,471 are held by non-affiliates (using information on the holdings of affiliates on various dates within 60 days hereof, as permitted by General Instruction I.B.6 of Form S-3), and a price of $0.336 per share, the closing price of our ordinary shares on February 13, 2018. Pursuant to General Instruction I.B.6. of Form S-3, in no event may we sell the securities in a continuous offering under the ATM Program with a value exceeding $7,384,772, or one-third of the aggregate market value of our ordinary shares in any 12-month period, so long as the aggregate market value of our outstanding ordinary shares held by non-affiliates remains below $75 million. During the 12 calendar months prior to and including the date hereof, we have offered and sold $1,353,355 of ordinary shares pursuant to General Instruction I.B.6 of Form S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus supplement or the Base Prospectus, or determined if this prospectus supplement or the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 20, 2019